As filed with the Securities and Exchange Commission on August 7, 2000.
                                                     Registration No. 333-_____.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                IVAX CORPORATION

                             ----------------------
             (Exact name of registrant as specified in its charter)

              Florida                                           16-1003559
              -------                                           ----------
  (State or other jurisdiction of                            (I.R.S. Employer
  incorporation or organization)                           Identification No.)

                             4400 Biscayne Boulevard
                              Miami, Florida 33137
                              --------------------
                                 (305) 575-6000
         (Address of principal executive offices, including zip code and telephone number)

                              Carol Gillespie, Esq.
                                 General Counsel
                                Ivax Corporation
                             4400 Biscayne Boulevard
                                 Miami, FL 33137
                                 (305) 575-6000
                                 --------------
                 (Name, address and telephone number, including
                        area code, of agent for service)

                                 With a Copy to:
                             Alison W. Miller, Esq.
                         Stearns Weaver Miller Weissler
                           Alhadeff & Sitterson, P.A.
                       150 West Flagler Street, Suite 2200
                              Miami, Florida 33130
                                 (305) 789-3200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                           ---------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                           ---------------------------

                                                   Calculation of Registration Fee
===================================================================================================================================
                                                                        Proposed             Proposed
                                                                         maximum               maximum              Amount of
     Title of each class of securities            Amount to be        offering price          aggregate           registration
             to be registered                      registered          per security        offering price              fee
----------------------------------------------- ------------------- --------------------- -------------------- ---------------------
5.5% Convertible Senior Subordinated Notes Due     $250,000,000            100%           $250,000,000          $66,000
2007
----------------------------------------------- ------------------- --------------------- -------------------- ---------------------
Common Stock, par value $.10 per share          6,729,500 shares(1)         N/A                  N/A                  N/A(2)
(Conversion Shares)
----------------------------------------------- ------------------- --------------------- -------------------- ---------------------
Common Stock Purchase Rights(3)                 6,729,500 rights(1)         N/A                  N/A                  N/A(4)
----------------------------------------------- ------------------- --------------------- -------------------- ---------------------

(1) Represents the number of shares of common stock and associated common stock purchase rights issuable upon conversion of the 5.5% Convertible Senior Subordinated Notes due 2007 registered hereby and, pursuant to Rule 416 under the Securities Act of 1933, such indeterminate number of shares of common stock and associated common stock purchase rights as may be issuable from time to time upon the conversion of the notes as a result of the antidilution provisions thereof.
(2) Pursuant to Rule 457(i) of the Securities Act of 1933, no registration fee is required with respect to the Common Stock.
(3) The Common Stock Purchase Rights are attached to and trade with and transfer with the Common Stock. The Common Stock Purchase Rights are only exercisable upon the occurrence of certain prescribed events, none of which has occurred.
(4) Pursuant to Rule 457(i) of the Securities Act of 1933, no registration fee is required with respect to the Common Stock Purchase Rights.

                           ---------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold by means of this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


SUBJECT TO COMPLETION DATED AUGUST 7, 2000

                                IVAX CORPORATION

        $250,000,000 5.5% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2007
                                       AND
                          6,729,500 SHARES COMMON STOCK
                      ISSUABLE UPON CONVERSION OF THE NOTES
                         ------------------------------




This prospectus covers up to:

          o $250,000,000 total principal amount of our 5.5% convertible senior subordinated notes due 2007, and

          o 6,729,500 shares of our common stock issuable upon conversion of the notes together with their related common stock purchase rights.

which may be offered and sold from time to time by the selling security holders named in this prospectus. We will receive no part of the proceeds of the sales of the securities in this offering.

         We issued the notes on May 12, 2000 and May 23 2000 in transactions exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 144A.

         The notes are convertible into 26.918 shares of our common stock per $1,000 principal amount, subject to adjustment in some circumstances. We will pay cash interest of 5.5% per year on the notes on May 15 and November 15 of each year, commencing on November 15, 2000. The notes will mature on May 15, 2007. The notes are subordinated to all of our existing and future senior indebtedness and structurally subordinated to all of our subsidiaries' obligations, including trade payables. As of June 30, 2000, we had approximately $51.0 million of consolidated indebtedness and other obligations effectively ranking senior to the notes. If we experience a change in control, we must offer to repurchase the notes at 100% of their principal amount, together with accrued and unpaid interest to the date of repurchase. On or after May 29, 2003, we may at our option redeem the notes at the redemption prices stated in this prospectus, together with accrued and unpaid interest to the date of redemption. The notes are not entitled to any mandatory redemption or sinking fund.

         The notes trade on the PORTAL Market. Our common stock is listed on the American Stock Exchange under the trading symbol "IVX."

See "Risk Factors" beginning on page 3 for a discussion of factors that you should consider before making an investment decision.


                      ------------------------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is ______________, 2000.

                                TABLE OF CONTENTS

                                                                          PAGE

ABOUT THIS PROSPECTUS........................................................1

WHERE YOU CAN FIND MORE INFORMATION..........................................1

INCORPORATION BY REFERENCE...................................................1

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS..............................2

THE COMPANY..................................................................2

RISK FACTORS.................................................................3

USE OF PROCEEDS.............................................................11

RATIO OF EARNINGS TO FIXED CHARGES..........................................11

SELLING SECURITY HOLDERS....................................................12

PLAN OF DISTRIBUTION........................................................14

TRANSFER AGENT, REGISTRAR AND TRUSTEE.......................................15

DESCRIPTION OF NOTES........................................................15

DESCRIPTION OF COMMON STOCK.................................................25

DESCRIPTION OF COMMON STOCK PURCHASE RIGHTS.................................25

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION
         AND BYLAWS AND FLORIDA LAW.........................................27

LEGAL MATTERS...............................................................27

EXPERTS  ...................................................................27

                              ABOUT THIS PROSPECTUS

         This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission, or SEC. The selling security holders named in this prospectus may from time to time sell the securities described in this prospectus. You should read this prospectus together with additional information described under the next heading "Where You Can Find More Information."

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. In this prospectus, the "Company," "IVAX," "we," "us" and "our" refer to IVAX Corporation. Our principal executive offices are located at 4400 Biscayne Boulevard, Miami, Florida 33137, and our telephone number is (305) 575-6000.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at:

          o Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549;

          o    Suite 1400, 500 West Madison Street, Chicago, Illinois
               60661-2511; and

          o    Suite 1300, 7 World Trade Center, New York, New York 10048.

         You can also obtain copies of these materials from the public reference facilities of the SEC at prescribed rates. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding issuers that file electronically with it. In addition, you can inspect certain reports, proxy statements and other information we file at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. In addition, information that we file with the SEC after the date of this prospectus will update and supersede the information contained in this prospectus and incorporated filings. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents filed by us with the SEC:

          o our Annual Report on Form 10-K for the year ended December 31, 1999 filed on March 30, 2000 as amended by our Form 10-K/A filed on May 1, 2000;

          o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed on May 15, 2000;

          o our Current Report on Form 8-K dated February 8, 2000 and filed on February 11, 2000;

          o the description of our common stock contained in our Registration Statement on Form 8-B filed on July 28, 1993;

          o the description of our common stock purchase rights contained in our Current Report on Form 8-K dated December 19, 1997 and filed on December 31, 1997; and

          o all other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering, each which will be deemed to be a part of this prospectus from the date of filing.

         To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), write to or call:

                                IVAX Corporation
                             4400 Biscayne Boulevard
                              Miami, Florida 33137
                         Attention: Corporate Secretary
                          Phone Number: (305) 575-6000


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements," or statements that are based on current expectations, estimates and projections rather than historical facts. We make these forward-looking statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond our control. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. Many of these risks and uncertainties are included under the caption "Risk Factors."

         Our actual results could differ materially from those contemplated by these forward-looking statements as a result of factors including but not limited to economic, competitive, governmental and technological factors affecting our operations, markets, products and prices, and other factors discussed elsewhere in this prospectus and the documents filed by us with the SEC.

         In light of these risks and uncertainties, the results and events contemplated by the forward-looking information contained in this prospectus might not occur. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements.


                                   THE COMPANY

         We are a multi-national company engaged in the research, development, manufacture and marketing of pharmaceutical products. We have subsidiaries located throughout the world, some of which are among the leading pharmaceutical companies in their markets. Our current business is well established, generating net revenues in 1999 of $656 million and net income of approximately $70 million. While we expect continued growth from our current products, we recognize that our long-term growth will depend on the discovery and development of new products that will satisfy currently unmet medical needs. Accordingly, we are focusing on expanding our portfolio of proprietary and brand name pharmaceutical products through our research and development efforts and through strategic acquisitions and collaborations. As a result, although our strategy is to continue to expand our generic business, we anticipate an increasing amount of our future revenues to be generated from the sale of proprietary and branded products.

         We market several brand name pharmaceutical products and a wide variety of generic and over-the-counter pharmaceutical products, primarily in the United States and the United Kingdom. We also maintain operations in Argentina, China, the Czech Republic, France, Germany, Hong Kong, Hungary, India, Ireland, Italy, Kazakhstan, Latvia, Peru, Poland, Russia, the Slovak Republic, Ukraine, Uruguay, and Venezuela and market our products through distributors or joint ventures in other foreign markets.

                                  RISK FACTORS

         You should carefully consider the following risks before making an investment decision. Our business, operating results or financial condition could be materially and adversely affected by these and other risks. You should also refer to the other information contained or incorporated by reference in this prospectus, before making an investment decision.

Risks Relating to Our Company

Our research and development expenditures may not result in commercially successful products.

         We spent approximately $54.2 million during 1999 on our research and development efforts. We have budgeted approximately $80 million in the year 2000 for research and development expenditures and may in the future increase the amounts we expend for research and development. These amounts represent a significant increase in the amounts we allocated to research and development in prior periods and, in the short term, our research and development expenditures may have an adverse impact on our earnings. Further, we cannot be sure that our research and development expenditures will, in the long term, result in the discovery or development of products which prove to be commercially successful.

Our potential acquisitions may reduce our earnings, be difficult for us to integrate or require us to obtain additional financing.

         We search for and evaluate acquisitions which will provide new product and market opportunities, leverage our existing assets and add critical mass. On June 20, 2000 we announced that we had acquired Laboratorios Elmor S.A., a pharmaceutical company based in Venezuela. Additionally, on August 4, 2000 we announced that we had entered into a definitive agreement to acquire Wakefield Pharmaceuticals, Inc., a privately held company located in Alpharetta, Georgia, engaged in the marketing and sale of respiratory products to allergists, otolaryngologists, pulmonologists, and primary care physicians. Acquisitions commonly involve risks and may have a material effect on our results of operations. Any acquisitions we make may fail to accomplish our strategic objectives, may not be successfully integrated with our operations and may not perform as expected. In addition, based on current acquisition prices in the pharmaceutical industry, acquisitions could initially dilute our earnings and add significant intangible assets and related goodwill amortization charges. Our acquisition strategy may require us to obtain additional debt or equity financing, resulting in additional leverage and dilution of ownership, respectively. We may not be able to finance acquisitions on terms satisfactory to us.

We depend on the development, manufacture and marketing of new products for our future success.

         Our future success is largely dependent upon our ability to develop, manufacture and market commercially viable new pharmaceutical products and generic versions of off-patent pharmaceutical products. Generally, in order to be marketed commercially:

          o    products must be continually developed and tested;

          o new products must be proven to be safe and effective in clinical trials;

          o generic products must be proven to be bioequivalent to the name brand counterpart; and

          o    all products must receive requisite regulatory approval.

         Delays in the development, manufacture and marketing of new products will impact our results of operations. Each of the steps in the development, manufacture and marketing of our products, as well as the process taken as a whole, involves significant periods of time and expense. We cannot be sure that:

          o any of our products presently under development, if and when fully developed and tested, will perform in accordance with our expectations;

          o we will obtain necessary regulatory approvals in a timely manner, if at all; or

          o we can successfully and profitably produce and market any of our products.

We depend on our patents and proprietary rights and cannot be certain of their confidentiality and protection.

         Our success with our proprietary products depends, in large part, on our ability to protect our current and future technologies and products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property, competitors may manufacture and market products similar to ours. We have been issued numerous patents covering our technologies, and have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the United States. Patent applications in the United States are maintained in secrecy until the patent application is published or the patent is issued, but in any event no longer than 18 months after the patent application has been filed. Since publication of discoveries in the scientific or patent literature tends to follow actual discovery by several months, we cannot be certain that we were the first to file patent applications on our discoveries. We cannot be sure that patents will be issued for any of our patent applications or that any existing or future patents that we receive or license will provide competitive advantages for our products or will not be challenged, invalidated or circumvented by competitors. In addition, patent rights may not prevent our competitors from developing, using or commercializing products that are similar or functionally equivalent to our products.

         We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect, in part, by confidentiality agreements with licensees, suppliers, employees and consultants. We cannot assure you that these parties will not breach these agreements. We also cannot be certain that we will have adequate remedies for any breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, we cannot be sure that our trade secrets and proprietary technology will not otherwise become known or be independently developed by our competitors or, if patents are not issued for products arising from research, that we will be able to maintain the confidentiality of information relating to our products.

Third parties may claim that we infringe their proprietary rights and may prevent us from manufacturing and selling certain of our products.

         The manufacture, use and sale of new products that are the subject of conflicting patent rights have been the subject of substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. We may be required to defend against charges of infringement of patents or proprietary rights of third parties. This is especially true for the sale of the generic version of products on which the patent covering the branded product is expiring, an area where infringement litigation is prevalent. Our defense against charges of infringement of patent or proprietary rights of third parties could require us to incur substantial expense and to divert significant effort of our technical and management personnel, and could result in our loss of rights to develop or make certain products or require us to pay monetary damages or royalties to license proprietary rights from third parties.

         Although patent and intellectual property disputes in the pharmaceutical product area have often been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on terms we believe to be acceptable. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling a number of our products.

         We are also required to certify to regulatory authorities, such as the United States Food and Drug Administration, or FDA, when seeking approval of some of our products, that the product does not infringe upon third party rights. A patent holder may challenge a notice of non-infringement or invalidity by filing suit for patent infringement within 45 days of receiving the notice. This challenge, if made, would prevent regulatory approval in the United States until the suit is resolved or until at least 30 months have elapsed. A challenge by a patent holder and the associated delay could result in additional expenses or could eventually prevent us from manufacturing and selling certain of our products.

Marketing practices such as returns, allowances and charge-backs and marketing programs adopted by wholesalers may reduce sales revenues in subsequent periods.

         Based on industry practice, generic manufacturers, including us, have liberal return policies and have been willing to give customers post-sale inventory allowances or credits based on decreases in the market prices of generic products held in inventory. Like our competitors, we also give credits for charge-backs to wholesale customers for their sales to hospitals, group purchasing organizations, pharmacies or other retail customers that have contracts with us. Although we establish reserves based on our prior experience and our best estimates of the impact that these policies may have in subsequent periods, we cannot be sure that our reserves will be adequate or that actual product returns, inventory allowances and charge-backs will not exceed our estimates.

The concentration of ownership among our principal shareholders may permit corporate matters and policies to be influenced.

         Our executive officers and directors and two additional shareholders currently have or share voting control over approximately 21.3% of our issued and outstanding common stock. Accordingly, these persons may have the ability to significantly influence the election of the members of our board of directors and other corporate decisions.

The market price of our stock has been and may continue to be volatile because of a number of internal and external factors.

         The market prices for securities of companies engaged in pharmaceutical development, including ours, have been volatile. Many factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including without limitation:

          o the announcement of technological innovations or new commercial products by us or our competitors;

          o    changes in governmental regulation;

          o    regulatory approvals obtained by us or our competitors;

          o developments relating to patents or proprietary rights by us or our competitors;

          o publicity regarding actual or potential medical results for products under development by us or our competitors; and

          o    period-to-period fluctuations in financial results.

Our foreign operations are subject to political and economic instability and foreign currency fluctuations that may adversely affect their ability to generate revenue.

         Our foreign operations are subject to currency exchange fluctuations and restrictions, political instability in some countries, and uncertainty as to the enforceability of, and government control over, commercial rights.

         We sell products in many countries that are recognized to be susceptible to significant foreign currency risk. These products are generally sold for United States dollars, which eliminates our direct currency risk but increases our credit risk if the local currency devalues significantly and it becomes more difficult for customers to purchase the United States dollars required to pay us. Acquisitions we are currently evaluating or pursuing may increase our foreign currency risk. On May 25, 2000 we announced that we had purchased an additional 8.5% of our Czech Republic subsidiary, Galena, A.S., bringing our ownership of Galena to 94.7%. Additionally, on June 20, 2000 we announced our acquisition of Laboratorios Elmor S.A., a pharmaceutical company based in Venezuela. We may acquire additional operations in the future which may expose us to additional risk.

Future inability to obtain raw materials or products from contract manufacturers could seriously affect our operations.

         We currently source raw materials and other products from single domestic or foreign suppliers. Although to date we have not experienced difficulty in obtaining these raw materials and products, we cannot assure you that supply interruptions will not occur in the future or that we will not have to obtain substitute materials or products, which would require additional regulatory approvals. Further, we cannot assure you that our third party suppliers will continue to do so. In addition, changes in our raw material suppliers could result in delays in production, higher raw material costs and loss of sales and customers because raw material sources for pharmaceutical products must generally be approved by regulatory authorities. Any significant interruption of supply could have a material adverse effect on our operations.

We have enacted a shareholder rights plan and charter provisions that may have anti-takeover effects.

         We have in place a shareholders rights plan under which we issued common stock purchase rights. As a result of the plan, each share of our common stock carries with it one common stock purchase right. Each common stock purchase right entitles the registered holder to purchase from us one-half (1/2) of a share of common stock at a price of $15 per one-half (1/2) of a share of common stock, subject to adjustment. The common stock purchase rights are intended to cause substantial dilution to a person or group who attempts to acquire us on terms not approved by our board of directors. The existence of the common stock purchase rights could have the effect of making it more difficult for a third party to acquire a majority of our common stock. Other provisions of our articles of incorporation and bylaws may also have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, which could have an adverse effect on the market price of our common stock.

Risks Relating to Our Industry

Our revenues and profits from generic pharmaceuticals will decline as additional generic equivalents of a product are introduced.

         Revenues and gross profit derived from generic pharmaceutical products tend to follow a pattern based on regulatory and competitive factors unique to the generic pharmaceutical industry. As patents for brand name products and the related and regulatorily mandated exclusivity periods expire, the first generic manufacturer to apply for regulatory approval for a generic equivalent of a brand name product may be entitled to a six-month period of exclusivity during which no other generic equivalent can be approved. If we are not the first generic applicant, our generic product will be kept off the market for an additional six months after expiration of the brand name drug's patents. Whether due to the generic exclusivity period or other factors that delay the approval of other generic competitors, the first generic equivalent on the market is usually able to initially achieve relatively high revenues and gross profit. As other generic manufacturers receive regulatory approvals on competing products, prices and revenues typically decline. The timing of these declines is unpredictable and can result in a significantly curtailed period of profitability for a generic product. Accordingly, the level of revenues and gross profit attributable to generic products developed and manufactured by us is dependent, in part, on:

          o    our ability to develop and introduce new generic products;

          o    the timing of regulatory approval of generic products;

          o the number and timing of regulatory approvals of competing products;

          o strategies adopted by brand name companies to maintain market share; and

          o    our cost of manufacturing.

Brand name companies are selling their own generics and are finding new ways of extending their market exclusivity.

         In addition to competition from other generic drug manufacturers, we face competition from brand name companies as they increasingly sell their products into the generic market directly by establishing, acquiring or forming licensing or business arrangements with generic pharmaceutical companies. No regulatory approvals are required for a brand name manufacturer to sell directly or through a third party to the generic market, nor do brand name manufacturers face any other significant barriers to entry into the generic market. In addition, brand name companies are increasingly pursuing strategies to prevent or delay the introduction of generic competition. These strategies include, among others:

          o seeking to establish regulatory obstacles to the demonstration of the bioequivalence of generic drugs to their brand name counterparts;

          o instituting legal actions that automatically delay approval of generic products which involve certifications that the brand name drug's patents are invalid or would not be infringed by the generic;

          o obtaining approvals of patented drugs for orphan indications for which a generic is undergoing clinical trials, consequently obtaining seven years of exclusivity for that indication;

          o obtaining extensions of patent exclusivity by conducting trials of brand name drugs using children; and

          o persuading the FDA to withdraw the approvals of brand name drugs that are about to go off patent so that the brand name company can substitute a new patented product.

Additionally, in the United States, companies holding brand name products have lobbied Congress for amendments to the Hatch-Waxman legislation which could give them additional advantages over generic competitors.

Legislative proposals, reimbursement policies of third parties, cost containment measures and health care reform could affect the marketing, pricing and demand for our products.

         Various legislative proposals including proposals relating to prescription drug benefits are under discussion which could materially impact the pricing and sale of our products. Further, reimbursement policies of third parties may affect the marketing of our products. Our ability to market our products will depend in part on reimbursement levels for the cost of the products and related treatment established by health care providers, including government authorities, private health insurers and other organizations, such as health maintenance organizations, or HMOs, and managed care organizations, or MCOs. Third party payors are increasingly challenging the pricing of pharmaceutical products and reviewing their reimbursement practices. In addition, the following factors could significantly influence the purchase of pharmaceutical products, which would result in lower prices and a reduced demand for our product:

          o    the trend toward managed health care in the United States;

          o    the growth of organizations such as HMOs and MCOs;

          o legislative proposals to reform health care and government insurance programs; and

          o price controls and non-reimbursement of new and highly priced medicines for which the economic therapeutic rationales are not established.

These cost containment measures and health care reform could affect our ability to sell our products.

         The reimbursement status of a newly approved pharmaceutical product may be uncertain. Reimbursement may not be available for some of our products. Reimbursement for a product, if granted, may not be maintained. Limits placed on reimbursement could reduce the demand for, or make it harder for people to buy, our products. The unavailability or inadequacy of third party reimbursement for our products would reduce or possibly eliminate demand for our products. We are unable to predict whether governmental authorities will enact additional legislation or regulation which will affect third party coverage and reimbursement that reduces demand for our products.

New developments by others could make our products or technologies non-competitive or obsolete.

         The markets in which we compete and intend to compete are undergoing, and are expected to continue to undergo, rapid and significant technological change. We expect competition to intensify as technological advances in the pharmaceutical industry are made. We cannot be sure that developments by others will not render our products or technologies obsolete or uncompetitive.

Our industry is highly competitive which affects our product selection, pricing, gross profit and market share.

         The pharmaceutical industry is intensely competitive. Most or all of the products that we commercialize will face competition from different chemical or other agents intended to treat the same diseases. Our current and future products will also face competition from traditional forms of drug delivery and from advanced delivery systems being developed by others. Our competitors vary depending upon product categories, and within each product category, upon dosage strengths and drug delivery systems. Many of these competitors may be able to develop products and processes competitive with or superior to our own for many reasons, including that they may have:

          o    significantly greater financial resources;

          o    larger research and development and marketing staffs; or

          o larger production facilities or extensive experience in preclinical testing and human clinical trials.

Our industry is subject to government regulation that increases our costs and could prevent us from marketing or selling our products.

         Governmental authorities in the United States and other countries subject our operations to extensive regulation, including the regulation of the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical products. We devote significant time, effort and expense addressing these extensive government regulations. Failure to comply with governmental regulations can result in fines, unanticipated compliance expenditures, interruptions of production and criminal prosecution. The process of obtaining regulatory approval is rigorous, time consuming and costly. We cannot be sure that we will obtain necessary approvals on a timely basis, if at all. Delays in receiving regulatory approvals would adversely affect our ability to market products commercially. Product approvals by the FDA and comparable foreign regulatory authorities may be withdrawn if compliance with regulatory standards is not maintained or if problems relating to the products are experienced after initial approval.

Consolidation of our customers or wholesaler programs could result in increased pricing pressures that may adversely affect our operating results.

         We make a significant amount of our United States generic pharmaceutical sales to a relatively small number of drug wholesalers and retail drug chains, which represent an essential part of the distribution chain of pharmaceutical products in the United States. Both of these industries have undergone, and are continuing to undergo, significant consolidation, which has resulted in our customers gaining more purchasing leverage and consequently increasing the pricing pressures facing our United States generic pharmaceutical business. Further consolidation among our customers may result in even greater pricing pressures and correspondingly reduce the gross margins of this business, and may also cause such customers to reduce their purchases of our products. Additionally, many wholesalers have adopted programs under which they offer customers price discounts if they purchase a bundled supply of one generic supplier's products, consequently reducing the number of manufacturers selected to supply products to the wholesaler and increasing the wholesaler's ability to influence its customers' buying decisions. These programs generally require that the manufacturer charge lower prices on products sold and permit wholesalers to maintain lower inventory levels. Wholesalers may continue these types of programs or adopt other programs in the future that restrict the market for our products or require us to charge lower prices in order to access the portion of the market that they control, adversely affecting our results.

Our industry is susceptible to product-related liability claims that could require us to pay substantial sums.

         Like all pharmaceutical companies, we face the risk of loss and associated adverse publicity from product liability lawsuits. We cannot assure you that we can avoid product liability claims. We cannot be sure that our product liability insurance will be adequate to cover claims or that we will be able to get adequate insurance coverage in the future at acceptable costs. A successful product liability claim in excess of our coverage could require us to pay substantial sums.

Risks Related to the Notes

Increased leverage may have an impact on our financial condition and results of operations.

         At June 30, 2000, we had approximately $51.0 million of consolidated indebtedness and other obligations effectively ranking senior to the notes. We may incur additional indebtedness in the future. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

          o a portion of our cash flow from operations will be dedicated to the payment of any interest or amortization required by outstanding indebtedness;

          o outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

          o depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

         Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. Our business might not continue to generate cash flow at or above current levels. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

          o    to seek additional financing in the debt or equity markets;

          o to refinance or restructure all or a portion of our indebtedness, including the notes;

          o    to sell selected assets; or

          o    to reduce or delay planned capital expenditures.

These measures might not be sufficient to enable us to service our debt. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms.

The notes are subordinated to our senior indebtedness and effectively subordinated to all liabilities of our subsidiaries.

         The notes are subordinated in right of payment to all of our existing and future senior indebtedness, and are structurally subordinated to all liabilities, including trade payables, of our subsidiaries. For purposes of the notes, senior indebtedness includes all of our indebtedness that is not, by its terms, equal or junior to the notes in priority of repayment. As of June 30, 2000, we had approximately, $51.0 million of consolidated indebtedness and other obligations ranking senior to the notes. The indenture governing the notes does not restrict our or our subsidiaries' incurrence of senior indebtedness or other debt. By reason of subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all senior indebtedness has been paid in full, and, therefore, sufficient assets may not remain to pay amounts due on any of the notes then outstanding.

         Our ability to meet our cash obligations in the future will be dependent upon the ability of our subsidiaries to make cash distributions to us. Applicable law and contractual provisions, among other things, restrict and will continue to restrict the ability of our subsidiaries to make these distributions to us. The indenture governing the notes does not limit the ability of our subsidiaries to incur these restrictions and limitations in the future.

         Our right to participate in the assets of our subsidiaries (and thus the ability of holders of the notes to benefit indirectly from those assets) is generally subject to the prior claims of the subsidiary's creditors, including its trade creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claim would still be subject to any security interest of the subsidiary's other creditors. The notes, therefore, are structurally subordinated to creditors, including trade creditors, of our subsidiaries with respect to the assets of the subsidiaries against which the creditors have a claim.

We may not have the ability to raise the funds necessary to finance the "change in control" offer required by the indenture.

         If we undergo a "change in control" (as defined in the indenture), each holder of the notes may require us to repurchase all or a portion of the holder's notes. We cannot assure you that we will have sufficient funds available for any required repurchases of these securities if a change in control occurs. In addition, the terms of our outstanding debt may prohibit or limit our ability to repurchase the notes. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture governing the notes.

Absence of a public market for the notes could cause purchasers of the notes to be unable to resell them for an extended period of time.

         Although the notes trade through the PORTAL Market, there is not an established public trading market for the notes and we cannot assure you that an active public trading market for the notes will develop or, if one develops, how liquid it will be. We have no present intention of causing the notes to be listed for trading on any national securities exchange or Nasdaq stock market.

         If a public trading market for the notes does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. If a public trading market for the notes develops, it may be discontinued at any time. If a public trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, the price of our common stock into which the notes are convertible, prevailing interest rates, our operating results and financial condition and the market for similar securities. Depending on these and other factors, the notes may trade at a discount from their principal amount.


                                 USE OF PROCEEDS

         We will receive no proceeds from this offering. The selling security holders will receive the proceeds from this offering.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The table below contains our consolidated ratio of earnings to fixed charges for the periods indicated:

                                              Three months ended                 Year ended December 31,
                                                March 31, 2000         1999     1998    1997     1996     1995
                                            -----------------------    ---------------------------------------
Ratio of earnings to fixed charges:                  15.15x           15.31x    5.85x  (10.53x)  (9.65x)   15.46x

         The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For purposes of computing this ratio, "earnings" consist of net income (loss) before provision for income taxes and minority interests minus fixed charges. "Fixed charges" consist of the sum of interest expense on indebtedness and interest within rental expense.

                            SELLING SECURITY HOLDERS

         We originally issued the notes on May 12, 2000 and May 23, 2000 in transactions exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 144A. The following table sets forth information with respect to the selling security holders and the principal amounts of notes beneficially owned by each selling security holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling security holders. None of the selling security holders nor any of their affiliates, officers, directors or principal entity holders has held any position or office or has had any material relationship with us within the past three years. The term "selling security holder" includes, without duplication, the holders listed below and their transferees, pledgees, donees or other successors. Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. The selling security holders may offer all, some or none of the notes or common stock into which the notes are convertible pursuant to this prospectus. Because the selling security holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling security holders upon termination of any sales. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

                                                             Principal Amount of           Amount of Common Stock
                                                               Notes Owned and         Issuable Upon Conversion of the
               Selling Security Holders                     Offered Hereby (1)(2)      Notes and Offered Hereby (1)(2)
               ------------------------                     ---------------------      -------------------------------
1976 Distribution Trust FBO A.R. Lauder Zinterhofer              $      16,000                        430
1976 Distribution Trust FBO Jane A Lauder                        $      16,000                        430
Occidental Petroleum Corporation                                 $     221,000                      5,948
Arpeggio Fund L.P.                                               $     946,810                     25,486
Bancroft Convertible Fund, Inc.                                  $     500,000                     13,459
Boulder II Limited                                               $   6,300,000                    169,583
BP Amoco Corporation Master Trust for Employee Pension Plans     $   5,150,000                    138,627
British Virgin Island Social Security Board                      $      33,000                        888
California Public Employees' Retirement System                   $   3,000,000                     80,754
Chrysler Corporation Master Retirement Trust                     $   3,790,000                    102,019
City University of New York                                      $      81,000                      2,180
Continental Assurance Company Separate Account (E)               $   4,300,000                    115,747
Cova Bond Debenture Fund                                         $     750,000                     20,188
Delta Air Lines Master Trust                                     $   1,425,000                     38,358
Deutsch Bank Securities                                          $   2,800,000                     75,370

Deutsch Bank AG                                                  $     237,000                      6,379
Elf Aquitaine                                                    $     200,000                      5,383
Ellsworth Convertible Growth and Income Fund, Inc.               $     500,000                     13,459
Employee Benefit Convertible Securities Fund                     $     240,000                      6,460
Fuji U.S. Income Open                                            $   1,500,000                     40,377
Fundamental Investors, Inc.                                      $  15,000,000                    403,770
Grady Hospital Foundation                                        $     124,000                      3,337
Gryphon III Convertible                                          $   2,946,057                     79,301
Independence Blue Cross                                          $     122,000                      3,283
Investcorp SAM                                                   $   3,668,993                     98,761
Kentfield Trading, Ltd.                                          $   4,513,000                    121,480
Local Initiatives Support Corporation                            $      53,000                      1,426
Lord Abbett Bond Debenture Fund                                  $  10,000,000                    269,180
Merrill Lynch Insurance Group                                    $     297,000                      7,994
Motion Picture Industry Health Plan- Retiree Member Fund         $     220,000                      5,921
Motion Picture Industry Health Plan- Active Member Fund          $     440,000                     11,843
Nations Convertible Securities Fund                              $   3,760,000                    101,211
New Orleans Firefighters Pension/Relief Fund                     $     131,000                      3,526
OCM Convertible Limited Partnership                              $     170,000                      4,576
OCM Convertible Trust                                            $   1,265,000                     34,051
Ohio Bureau of Workers Compensation                              $     153,000                      4,118
Onex Industrial Partners Limited                                 $   2,650,000                     71,332
Oxford, Lord Abbett & Co.                                        $   1,600,000                     43,068
Partner Reinsurance Company Ltd.                                 $     755,000                     20,323
Pebble Capital, Inc.                                             $   2,250,000                     60,565
Rhapsody Fund L.P.                                               $   1,922,607                     51,752
Sage Capital, QIB                                                $   2,000,000                     53,836
Shell Pension Trust                                              $     174,000                      4,683
Silvercreek Limited Partnership                                  $   5,050,000                    135,935
Spear, Leeds & Kellogg                                           $   1,000,000                     26,918
State Employees' Retirement Fund of the State of Delaware        $   1,920,000                     51,682
State of Connecticut Combined Investment Funds                   $   3,945,000                    106,191
State of Maryland Retirement Agency                              $   3,018,000                     81,238

The Grable Foundation                                            $     122,000                      3,283
The Income Fund of America, Inc.                                 $  15,000,000                    403,770
The Northwestern Mutual Life Insurance Company(3)                $   4,000,000                    107,672
UBS Warburg LLC                                                  $  22,160,000                    596,502
Vanguard Convertible Securities Fund, Inc.                       $   4,070,000                    109,556
Wilmington Trust Co.                                             $  41,350,000                  1,113,059
Zurich HFR Master Hedge Fund Index Ltd.                          $     110,000                      2,960

(1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which selling holders provided to us the information regarding their notes. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.
(2) Assumes that the selling security holders will sell all of the securities listed. We cannot be sure that the selling security holders will sell all or any of the securities offered in this offering. The amount of securities listed in the table represents an estimate of the amount of securities to be offered by each selling security holder.
(3) Includes $250,000 principal amount of notes and the associated conversion shares over which investment and voting power is shared with The Northwestern Mutual Life Insurance Company Group Annuity Separate Account.


                              PLAN OF DISTRIBUTION

         The notes and the common stock covered by this prospectus may be sold from time to time to purchasers directly by the selling security holders. Alternatively, the selling security holders may from time to time offer the securities through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the undersigned and/or the purchasers of securities for whom they may act as agent. The selling security holders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of securities by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         Because the selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") may apply to their sales in the market.

         The notes and the common stock covered by this prospectus may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling security holders or by agreement between the selling security holders and underwriters and dealers who may receive fees or commissions in connection therewith. The sale of the securities may be effected in transactions (which may involve crosses or block transactions): (a) on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale, (b) in the over-the-counter market; (c) in transactions other than on such exchanges or in the over-the-counter market; or
(d) through the writing of options. At the time of a particular offering of securities by a selling security holder, a supplement to this prospectus, if required, will be distributed setting forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities may not be offered or sold (unless they have been registered or qualified for sale) in such jurisdictions or an exemption from registration or qualification is available and is complied with.

         Pursuant to the registration rights agreement we entered into with the initial purchasers of the notes, we will pay all expenses of the registration of the notes and the common stock including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws and the reasonable fees and expenses of counsel to the selling security holders. The selling security holders are responsible for all underwriting discounts and selling commissions, if any. We and the selling security holders will indemnify each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution from the other in connection therewith.


                      TRANSFER AGENT, REGISTRAR AND TRUSTEE

         The transfer agent and trustee for the notes is U.S. Bank Trust National Association at 180 East Fifth Street, St. Paul, Minnesota 55101. The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, LLC, 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660.


                              DESCRIPTION OF NOTES

         This prospectus describes certain general terms and provisions of the notes. The notes are issued under an indenture between us and U.S. Bank Trust National Association, as trustee. The following statements are subject to the detailed provisions of the indenture and are qualified in their entirety by reference to the indenture, a copy of which we have filed as an exhibit to the registration statement of which this prospectus is a part. Particular provisions of the indenture which are referred to in this prospectus are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by the reference. For purposes of this "Description of Notes" section, the terms "IVAX," "we," "us," "our," and "company" refer only to IVAX Corporation and not to any of our subsidiaries.

General

         The notes represent our unsecured general obligations, subordinate in right of payment to certain of our other obligations and are convertible into common stock. We will pay interest on the notes semi-annually on May 15 and November 15 of each year at the rate of 5.5% per annum to the persons who are registered holders of notes at the close of business on the preceding May 1 and November 1, respectively. We will make the first payment to be made on November 15, 2000. Interest payments on the notes are subject to exceptions in the case of notes redeemed or repurchased upon a change in control between a record date and the next succeeding interest payment date. Unless previously redeemed, repurchased or converted, the notes will mature on May 15, 2007. The notes are limited to $250,000,000 total principal amount. We may pay principal, premium, if any, and interest by check and may mail an interest check to a holder's registered address. Holders must surrender notes to the paying agent to collect principal payments.

         The notes are issued without coupons in denominations of $1,000 and whole multiples of $1,000. A holder may transfer or exchange notes in accordance with the indenture. We will not impose any service charge for any registration of transfer, exchange or conversion of the notes, except for any tax or other governmental charges that may be imposed on any transfers, registration of transfers or exchanges. The registrar for the notes need not transfer or exchange any notes selected for redemption. We may treat the registered holder of a note as its owner for all purposes.

         Initially, the trustee will act as registrar, paying agent and conversion agent. We may appoint an additional, or change any, paying agent, registrar or conversion agent without notice. We may act as registrar, paying agent and/or conversion agent.

         The indenture does not contain any financial covenants or any restrictions on the payment of dividends or on the repurchase of our securities. The indenture does not require us to maintain any sinking fund or other reserves for repayment of the notes.

Conversion

         Holders of notes are entitled, at any time before the close of business on the date of maturity of the notes, subject to prior redemption or repurchase, to convert the notes, or portions of the notes (if the portions are $1,000 or whole multiples of $1,000) into 26.918 shares of common stock per $1,000 of principal amount of notes. This rate results in a conversion price of approximately $37.15 per share. Except as described below, the number of shares into which a note is convertible will not be adjusted for dividends on any common stock issued on conversion. We will not issue fractional shares of common stock upon conversion of notes and instead will deliver a check in lieu of the fractional share based upon the market value of the common stock on the last trading day prior to the conversion date. In the case of notes called for redemption, conversion rights will expire at the close of business on the date five business days prior to the redemption date, and in the event any holder exercises its repurchase right (as defined below), the holder's conversion right will terminate upon our receipt of the written notice of exercise of the repurchase right. In the case of notes called for redemption on a redemption date between a record date and the opening of business on the next succeeding interest payment date, no cash interest will be payable on any notes converted during the period between a record date and the opening of business on the next succeeding interest payment date.

         We are not obligated to pay interest on a note that is converted, unless the conversion takes place between a record date for the payment of interest and the next succeeding interest payment date, in which case we will pay interest on the interest payment date to the registered holder of the note on the record date. Accordingly, if a note is converted between a record date and the next succeeding interest payment date, the note must be accompanied by funds equal to the interest payable to the registered holder on the interest payment date on the principal amount being converted, unless the note has been called for redemption on a redemption date between the record date and the interest payment date or on the interest payment date. A note converted on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of that note will be paid on the interest payment date to the registered holder of that note on the immediately preceding record date.

         The number of shares issuable on conversion is subject to adjustment in accordance with the indenture in a number of events, including:

          o the payment of dividends or distributions on the common stock in shares of capital stock;

          o subdivisions or combinations of the common stock into a greater or smaller number of shares;

          o a reclassification of the common stock resulting in an issuance of any shares of our capital stock;

          o the distribution of rights or warrants to all holders of common stock entitling them for a period of sixty days or less to purchase common stock at less than the market price at that time; and

          o the distribution to all holders of common stock of assets or debt securities or any rights or warrants to purchase assets or debt securities, which assets, debt securities, rights or warrants have a total fair market value on the date the distribution is declared that exceeds the "permitted dividend amount" described below.

         The "permitted dividend amount" means:

          o 10% of our market capitalization (the product of the current market price of our common stock and the number of shares of our common stock outstanding as of any particular date) minus

          o the total value of all dividends or distributions made to holders of common stock within the 12 months preceding the distribution (excluding any distributions or dividends referred to in the first four bullet points in the preceding paragraph), except that for any distribution not paid out of our retained earnings, the permitted dividend amount shall be zero, unless the dividend is paid out of consolidated net income or in the form of common stock.

         The terms of the notes do not require any adjustment for rights to purchase common stock pursuant to any plans we have for reinvestment of dividends or interest, or for a change in the par value of the common stock. To the extent that notes become convertible into cash, no adjustment will be required thereafter as to cash. No adjustment in the number of shares issuable on conversion will be made unless the adjustment would require a change of at least 1% in the conversion ratio; however, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. We reserve the right to make increases in the conversion rate in addition to those required in the preceding provisions as we in our discretion shall determine to be advisable in order that stock-related distributions hereafter made by us to our stockholders shall not be taxable or for any other appropriate reason. Except as stated above, the number of shares issuable on conversion will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or carrying the right to purchase common stock or any securities convertible into or exchangeable for common stock.

         If we reclassify the common stock or merge into, or transfer or lease substantially all of our assets to, another corporation, the holders of the notes then outstanding will be entitled after the event to convert their notes into the kind and amount of shares of capital stock, other securities, cash or other assets which they would have owned immediately after the event had their notes been converted immediately before the effective date of the event.

         Adjustments in the number of shares issuable upon conversion may in certain circumstances result in constructive distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended, to holders of notes or to holders of common stock issued upon conversion of the notes.

Redemption

         Prior to May 29, 2003, the notes are not redeemable.

Redemption at Our Option

         The notes will be redeemable at our option, in whole or in part, for a period of not less than 30 days nor more than 60 days, at any time on or after May 29, 2003 after the mailing of a redemption notice to each holder of notes to be redeemed at the holder's address appearing in the security register. The redemption price for the notes, expressed as a percentage of the principal amount to be redeemed, is as follows:

              Period Beginning                   Redemption Price
              ----------------                   ----------------
              May 29, 2003..................         103.143%
              May 16, 2004..................         102.357%
              May 16, 2005..................         101.571%
              May 16, 2006..................         100.786%

We will also pay accrued interest to the redemption date.

         No "sinking fund" is provided for the notes, and the indenture does not require us to redeem the notes prior to their stated maturity.

Repurchase at Option of Holders upon Change in Control

         Upon any change in control (as defined below) of us, each holder of the notes shall have the right, at the holder's option, to require us to repurchase all or a portion of the holder's notes (in a minimum amount of $1,000 or any integral multiple of $1,000), on the date that is 45 days after the date of the notice from us (as described in the next paragraph) at a repurchase price equal to 100% of the principal amount of the holder's notes tendered for repurchase, plus accrued interest to the repurchase date.

         Within 30 days after the occurrence of a change in control, we will be obligated to mail to all holders of record of the notes a notice of the occurrence of a change in control and the repurchase right arising as a result of the change in control. We will deliver a copy of the company notice to the trustee and will cause a copy of the company notice to be published in The New York Times and The Wall Street Journal or another newspaper of national circulation. To exercise the repurchase right, a holder of notes must, on or before the 30th day after the date of the company notice, deliver an irrevocable written notice to us (or an agent designated by us for this purpose) and the trustee of the holder's exercise of its repurchase right together with the notes for which the repurchase right is being exercised, duly endorsed for transfer.

         A "change in control" means:

          o the acquisition by any person, entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (excluding, for this purpose, us or our subsidiaries, or any employee benefit plan of us or our subsidiaries which acquires beneficial ownership of voting securities of us or any current affiliate of us whose beneficial ownership does not in the future exceed 45% of our outstanding common stock) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares of common stock sufficient to elect a majority of directors;

          o persons who, as of the date of the indenture, constitute the board of directors (the "incumbent board") cease for any reason to constitute at least a majority of the board of directors, provided that any person becoming a director subsequent to the date of the indenture whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the incumbent board shall be considered as though the person were a member of the incumbent board;

          o approval by our stockholders of a reorganization, merger or consolidation, in each case, in which persons who were our stockholders immediately prior to the reorganization, merger or consolidation do not, immediately after the reorganization, merger or consolidation, beneficially own shares sufficient to elect a majority of directors of the reorganized, merged or consolidated company; or

          o our liquidation or dissolution (other than pursuant to the United States Bankruptcy Code) or the conveyance, transfer or leasing of all or substantially all of our assets to any person.

         No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of change in control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering factors such as the value of assets conveyed and the proportion of an entity's income derived from the assets conveyed. To the extent the meaning of the phrase "all or substantially all" is uncertain, it may be uncertain whether a change in control has occurred (and, accordingly, whether the holders of notes have the right to require us to repurchase their notes).

         The occurrence of a change in control might, under the terms of indebtedness incurred by us from time to time, permit the lenders to require prepayment of some or all amounts outstanding under our debt agreements. In the event of a change in control, any repurchase of the notes could, absent waiver or payment in full of any amounts outstanding under our indebtedness or credit facilities, be prevented. Our failure to repurchase the notes when required would result in an event of default of the notes whether or not the repurchase is permitted by our lenders. The right to require us to repurchase notes could delay or deter a change in control of us, whether or not the change in control were supported by the board of directors.

         If a change in control occurs, we cannot be sure that we will have sufficient funds or financing to repay any senior indebtedness then required to be repaid or to repurchase any or all notes then required to be repurchased under the indenture. If an offer is made to repurchase notes as a result of a change in control, we intend to comply with all tender offer rules, including but not limited to Section 13(e) and 14(e) under the Exchange Act and Rules 13e-1 and 14e-1 promulgated under the Exchange Act, to the extent applicable to the offer to repurchase notes as a result of a change in control.

Subordination of Notes

         Upon any distribution to our creditors in a liquidation or dissolution of us or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, the payment of all amounts due on the notes (other than cash payments due upon conversion in lieu of fractional shares) will be subordinated, to the extent provided in the indenture, in right of payment to the prior payment in full of all senior indebtedness.

         We will not pay, directly or indirectly, any amount due on the notes (including any repurchase price pursuant to the exercise of the repurchase right), or acquire any of the notes, in the following circumstances:

          o if any default in payment of principal, premium, if any, or interest on senior indebtedness (as defined below) exists, unless and until the default has been cured or waived or has ceased to exist;

          o if any default, other than a default in payment of principal, premium, if any, or interest, has occurred with senior indebtedness, and that default permits the holders of the senior indebtedness to accelerate its maturity, until the expiration of the "payment blockage period" described below unless and until the default has been cured or waived or has ceased to exist; or

          o if the maturity of senior indebtedness has been accelerated, until the senior indebtedness has been paid or the acceleration has been cured or waived.

         A "payment blockage period" is a period of 183 days that begins on the date that we receive a written notice from any holder of senior indebtedness or a holder's representative, or from a trustee under an indenture under which senior indebtedness has been issued, that an event of default of and as defined under any senior indebtedness (other than default in payment of the principal of, or premium, if any, or interest on any senior indebtedness), which event of default permits the holders of the senior indebtedness to accelerate its maturity, has occurred and is continuing. However, if the maturity of the senior indebtedness is accelerated, no payment may be made on the notes until the senior indebtedness that has matured has been paid or the acceleration has been cured or waived.

         Senior indebtedness is defined in the indenture as all indebtedness (as defined below) of us outstanding at any time except indebtedness that by its terms is subordinate in right of payment to the notes or indebtedness that is not otherwise senior in right of payment to the notes. Senior indebtedness does not include our indebtedness to any of our subsidiaries.

         Indebtedness is defined with respect to any person as the principal of, and premium, if any, and interest on:

          o all indebtedness of the person for borrowed money (including all indebtedness evidenced by notes, bonds, debentures or other securities sold by the person for money);

          o all obligations incurred by the person in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by the person or another person) of any business, real property or other assets (except inventory and related items acquired in the ordinary course of the conduct of the acquiror's usual business);

          o guarantees by the person of indebtedness described in the first two bullet points of this paragraph of another person;

          o all renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of the indebtedness, obligation or guarantee;

          o all reimbursement obligations of the person for letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

          o    all capital lease obligations of the person; and

          o all net obligations of the person under interest rate swap or similar agreements of the person.

No restrictions exist in the indenture upon the creation of additional senior indebtedness by us, or on the creation of any indebtedness by us or any of our subsidiaries. As of June 30, 2000 we had approximately $51.0 million of consolidated indebtedness and other obligations effectively ranking senior to the notes.

         By reason of the subordination provisions described above, in the event of insolvency, funds which would otherwise be payable to note holders will be paid to the holders of senior indebtedness to the extent necessary to pay senior indebtedness in full. As a result of these payments, our general creditors may recover proportionately less than holders of senior indebtedness and the general creditors may recover proportionately more than holders of notes or our other subordinated indebtedness.

Prohibition on Layering

         The indenture provides that we will not incur, create, issue, guarantee or otherwise become liable for any indebtedness that is both:

          o subordinate or junior in right of payment to any senior indebtedness; and

          o    senior in any respect in right of payment to the notes.

Merger or Consolidation

         The indenture does not permit us to consolidate with, or merge into, or transfer or lease all or substantially all of our assets to, another person unless the other person is a corporation, limited liability company or other entity organized under the laws of the United States, any state of the United States or the District of Columbia and the person assumes by supplemental indenture all of our obligations under the notes and the indenture, and immediately after giving effect to the transaction, no default shall exist.

Defaults and Remedies

         An event of default includes the occurrence of any of the following:

          o default for 30 days in payment of interest or liquidated damages on the notes;

          o default in payment of principal at maturity, upon redemption or exercise of a repurchase right or otherwise;

          o our failure for 60 days after notice to us to comply with any of our other agreements in the indenture or the notes; and

          o    certain events of bankruptcy or insolvency.

         If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the notes may declare all the notes to be due and payable immediately, except for defaults due to certain events of bankruptcy or insolvency in which case if an event of default occurs and is continuing, the total principal amount on the date of notice of acceleration shall automatically become immediately due and payable. The trustee may require indemnity satisfactory to it before it enforces the indenture or the notes. Subject to certain limitations, holders of a majority in principal amount of the notes may direct the trustee in its exercise of any trust power. The trustee may withhold from note holders notice of any default (except a default in payment of amounts due) if it determines that withholding notice is in their interests. We are required to file with the trustee annually an officers' statement as to the absence of defaults in fulfilling any of our obligations under the indenture.

Modifications of the Indenture

         We and the trustee may amend the indenture without notice to any note holder but with the written consent of the holders of a majority in principal amount of the outstanding notes. However, without the consent of each note holder affected, an amendment may not:

          o reduce the amount of notes whose holders must consent to an amendment;

          o reduce the rate or change the time for payment of interest on any note;

          o reduce the principal of or change the fixed maturity of any note (including, without limitation, the optional redemption provisions or the repurchase right);

          o make any note payable in money other than that stated in the note;

          o change the provisions of the indenture regarding the right of a majority of the note holders to waive defaults under the indenture or impair the right of a majority of the note holders to waive defaults under the indenture or impair the right of any note holder to institute suit for the enforcement of any payment of principal and interest on the notes on and after their respective due dates; or

          o make any change that adversely affects the rights to convert any note.

Additionally, with the consent of the trustee but without the consent of the holders of notes, we may amend or supplement the indenture to cure any ambiguity, omission, defect or inconsistency, to reflect any merger, consolidation or other transaction in which a supplemental indenture would be required, to provide for certificated as well as uncertificated notes or to make any change that does not adversely effect the rights of any holder.

Satisfaction and Discharge of Indenture

         The indenture will be discharged and canceled upon the satisfaction of certain conditions, including the payment of all the notes or the deposit with the trustee of funds sufficient for the payment or redemption within not more than six months prior to the maturity of the notes or within one year of redemption of all of the notes.

Reports to Holder of Notes

         We will regularly furnish to each holder of notes copies of the annual report of stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

Trustee and Transfer Agent

         The trustee and transfer agent for the notes is U.S. Bank Trust National Association.

Listing

         The notes are listed on the PORTAL Market. The common stock is listed on the American Stock Exchange under the symbol "IVX."

Book Entry Delivery and Form

         Upon the initial sale of notes offered hereby, each selling security holder will be required to deliver a notice of the sale to the trustee and to us. The notice will, among other things, identify the sale as a transfer pursuant to the registration statement of which this prospectus forms a part, certify that the prospectus delivery requirements, if any, of the Securities Act have been satisfied, and certify that the selling security holder and the aggregate principal amount of notes owned by such holder are identified in the prospectus in accordance with the applicable rules and regulations under the Securities Act.

         Upon the initial transfer pursuant to the registration statement of which this prospectus forms a part, the notes will be issued by on or more global notes in fully registered form, without coupons in denominations of $1,000 principal amount and integral multiples thereof. Each global note will be deposited with, on or on behalf of the Depository Trust Company and registered in the name Cede & Co., as DTC's nominee. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

         Ownership of beneficial interests in the global note will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository for the global note. Ownership of beneficial interests in the global note by persons that hold through participants will be shown on, and the transfer of that ownership interest through the participant will be effected only through, records maintained by the participant. These requirements and procedures may impair the ability to transfer beneficial interests in the global note.

         Payment of all amounts due on notes represented by the global note will be made to DTC or its nominee, as the case may be, as the sole holder of the notes represented thereby for all purposes under the indenture. None of us, the trustee, any agent of ours or the trustee or the initial purchasers will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any of DTC's records relating to the beneficial ownership interests.

         We have been advised by DTC that, upon receipt of any payment on the global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by participants to owners of beneficial interests in the global note held through the participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of the participants.

         The global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of the successor. If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us or DTC within 90 days, we will issue notes in definitive form in exchange for the global note. In either instance, an owner of a beneficial interest in the global note will be entitled to have notes equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples of $1,000 and will be issued in registered form only, without coupons. Amounts due on the notes will be payable, and the notes may be presented for registration of transfer or exchange, at the offices of the trustee.

         So long as DTC for a global security, or its nominee, is the registered owner of the global note, DTC or the nominee, as the case may be, will be considered the sole holder of the notes represented by the global note for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the indenture and the notes. Beneficial interests in notes will be evidenced only by, and transfers of beneficial interests in the notes will be effected only through, records maintained by DTC and its participants. Cede & Co. has been appointed as the nominee of the depository. Except as provided above, owners of beneficial interests in the global note will not be entitled to and will not be considered the holders of beneficial interests in the global note for any purposes under the indenture. Accordingly, any person owning a beneficial interest in the global note must rely on the procedures of DTC, and, if any person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The indenture provides that DTC may grant proxies and otherwise authorize participants to give or to take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the global note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take the action and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

         DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in the securities through electronic book-entry changes in accounts of the participants, consequently eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         Beneficial interests in the global note may be exchanged for beneficial interests in any other global security only in connection with a transfer of such interest. These transfers are subject to compliance with customary certification requirements which are described in the indenture.

         Any beneficial interest in the global note that is exchanged for an interest in any other global security will cease to be an interest in the global note and will become an interest in the other global security. Accordingly, the interest will after the exchange be subject to all transfer restrictions and other procedures applicable to beneficial interests in the other global security for as long as it remains such an interest. Any exchange of a beneficial interest in the global note for a beneficial interest in any other global security will be effected by the depository by means of an instruction originated by the trustee through DTC's Deposit/Withdraw at Custodian system. Accordingly, for any such exchange, appropriate adjustments will be made in the records of the registrar to reflect a decrease in the principal amount of the global note and a corresponding increase in the principal amount of the other global security.

Payments of Principal and Interest

         The indenture requires that all payments in respect of the notes held of record by the Depository Trust Company, or DTC, (including notes evidenced by the global securities) be made in same day funds. Payments in respect of the notes held of record by holders other than DTC may, at our option, be made by check and mailed to the holders of record as shown on the register for the notes.

Registration Rights; Liquidated Damages

         We and the initial purchasers of the notes entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed to file the registration statement of which this prospectus forms a part with the SEC and to use our best efforts to cause it to be declared effective by the SEC. Notwithstanding the foregoing, we will be permitted to prohibit offers and sales of the notes and common stock pursuant to this prospectus under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "Suspension Period"). We must only maintain the effectiveness of the registration statement until the earlier of (x) the date on which such note or underlying share of common stock has been effectively registered under the Securities Act of 1933 and disposed of, whether or not in accordance with the shelf registration statement, and (y) the date which is two years after the later of May 11, 2000 and the last date that we or any of our affiliates was the owner of such notes (or any predecessor thereto) or such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provision thereunder.

         If the registration statement ceases to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of transfer restricted securities for a period of time (including any suspension period) which shall exceed 60 days in the aggregate in any 12-month period, we will pay liquidated damages to each selling security holder. The amount of liquidated damages payable during any period during which a registration default shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount and, if applicable, on an equivalent basis per share of common stock (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) constituting transfer restricted securities for each 90-day period until the registration statement again becomes effective or usable up to a maximum amount of liquidated damages of three-quarters of one percent (75 basis points) per annum per $1,000 principal amount of notes and, if applicable, on an equivalent basis per share of common stock (subject to adjustment as set forth above) constituting transfer restricted securities. All accrued liquidated damages shall be paid to record holders entitled thereto by wire transfer of immediately available funds or by federal funds check by us on each date on which interest is payable on the notes or, if no notes are outstanding, as provided in the Registration Rights Agreement. Following the cure of all registration defaults, liquidated damages will cease to accrue with respect to that registration default.

         We shall use our best efforts to cause the shelf registration statement to be effective for a period of two years from the effective date thereof or such shorter period that will terminate when each of the transfer restricted securities covered by the shelf registration statement ceases to be a transfer restricted security.

Governing Law

         The indenture and, except as may otherwise be required by mandatory provisions of law, notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles.


                           DESCRIPTION OF COMMON STOCK

         We have the authority to issue 350,000,000 shares of common stock, par value $0.10 per share. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. The holders of common stock have equal, ratable rights to dividends from funds legally available for dividends, when, as and if declared by the board of directors, and are entitled to share ratably in all of the assets available for distribution to holders of common stock upon the liquidation, dissolution or winding-up of our affairs. Holders of common stock do not have preemptive, subscription or conversion rights. Our articles of incorporation do not include any redemption or sinking fund provisions. The outstanding shares of common stock are fully paid and nonassessable. Our articles of incorporation do not provide for cumulative voting by shareholders. Our common stock is listed on the American Stock Exchange under the trading symbol "IVX."


                   DESCRIPTION OF COMMON STOCK PURCHASE RIGHTS

         On December 19, 1997, our board of directors declared a dividend of one common stock purchase right for each outstanding share of common stock. The dividend was payable as of December 29, 1997 to shareholders of record on that date. Each common stock purchase right entitles the registered holder to purchase from us one-half (1/2) of a share of common stock at a price of $15 per one-half (1/2) of a share (the "Exercise Price"), subject to certain adjustments. The description and terms of the common stock purchase rights are described and defined in that certain Rights Agreement (the "Rights Agreement") between us and the rights agent named in the Rights Agreement. The common stock purchase rights are not exercisable and are not certificated until the distribution date. Until that time the common stock purchase rights will automatically trade with the common stock. The common stock purchase rights will expire at the close of business on December 18, 2007, unless earlier redeemed by us. The number of shares of common stock issuable upon exercise of the common stock purchase rights is subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, the common stock. The Exercise Price for the common stock purchase rights is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of common stock. Until a common stock purchase right is exercised, the holder of a common stock purchase right will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends.

Distribution Date

         Unless earlier redeemed by our board of directors, the common stock purchase rights become exercisable upon the close of business on the distribution date which is the earlier of:

          o the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions, has acquired beneficial ownership of 15% or more of our outstanding voting stock (an "Acquiring Person") and

          o the tenth business day (or a later date as may be determined by our board of directors) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer, the completion of which would result in the ownership of 15% or more of our outstanding voting stock.

Effect of Triggering Event

         Unless the common stock purchase rights are earlier redeemed, in the event that, after the time that a person becomes an Acquiring Person, we were to be acquired in a merger or other business combination (in which any shares of common stock are changed into or exchanged for other securities or assets) or more than 50% of our and our subsidiaries' (taken as a whole) assets or earning power were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record of a common stock purchase right will from and after such date have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a market value at the time of the transaction equal to two times the Exercise Price. In addition, unless the common stock purchase rights are earlier redeemed, if a person or group (with certain exceptions) becomes the beneficial owner of 15% or more of our voting stock, the Rights Agreement provides that proper provision will be made so that each holder of record of a common stock purchase right, other than the Acquiring Person (whose common stock purchase rights will upon the event become null and void), will after the event have the right to receive, upon payment of the Exercise Price, that number of shares of common stock having a market value at the time of the transaction equal to two times the Exercise Price. The Rights Agreement also grants our board of directors the option, after any person or group acquires beneficial ownership of 15% or more of the voting stock but before there has been a 50% acquisition, to exchange one share of common stock for each then valid common stock purchase right (which would exclude common stock purchase rights held by the Acquiring Person that have become void).

Redemption

         At any time on or prior to the close of business on the tenth day after the time that a person has become an Acquiring Person (or a later date as a majority of our board of directors may determine), we may redeem the common stock purchase rights in whole, but not in part, at a price of $.01 per common stock purchase right (the "Redemption Price"). Immediately upon the effective time of the action of our board of directors authorizing redemption of the common stock purchase rights, the right to exercise the common stock purchase rights will terminate and the only right of the holders of the common stock purchase rights will be to receive the Redemption Price.

Amendment

         For as long as the common stock purchase rights are redeemable, we may, except for the Redemption Price or date of expiration of the common stock purchase rights, amend the common stock purchase rights in any manner, including an amendment to extend the time period in which the common stock purchase rights may be redeemed. At any time when the common stock purchase rights are not redeemable, we may amend the common stock purchase rights in any manner that does not materially adversely affect the interests of holders of the common stock purchase rights as holders of the common stock purchase rights.

Certain Effects of the Rights

         The common stock purchase rights have certain anti-takeover effects. If not redeemed, the common stock purchase rights will cause substantial dilution to a person or group who attempts to acquire us on terms not approved by our board of directors. The common stock purchase rights should not interfere with any merger or other business combination approved by our board of directors because we may redeem them at $.01 per common stock purchase right at any time until the close of business on the tenth day (or a later date as described above) after a person or group has obtained beneficial ownership of 15% or more of our voting stock.

               CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION
                           AND BYLAWS AND FLORIDA LAW

         We are subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of these provisions in its articles of incorporation or bylaws. We have not elected to opt out of these provisions. Accordingly, the common stock is subject to the "affiliated transactions" and "control-share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors and that voting rights be conferred on "control shares" acquired in specified control share acquisitions generally only to the extent conferred by resolution approved by the shareholders, excluding holders of shares defined as "interested shares."

         Florida law presently limits the personal liability of a corporate director for monetary damages, except where the director:

          o    breaches his or her fiduciary duties and

          o the breach constitutes or includes certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

         Our bylaws provide an advance notice provision pursuant to which nominations for election to the board of directors at a meeting of the shareholders and business to be brought before an annual meeting of the shareholders by shareholders must be given by written notice to the corporate secretary, subject to certain exceptions, not less than 60 days and not more than 90 days prior to the date of the meeting.

             Certain United States Federal Income Tax Considerations

         The following is a summary of certain material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that purchase Notes at their original issuance at their issue price. This summary also deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Code). This summary does not purport to deal with all aspects of United States federal income or estate taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, S Corporations, insurance companies, broker-dealers, dealers or traders in securities or currencies, expatriates subject to Code
Section 877 and taxpayers subject to the alternative minimum tax, and also does not discuss Notes held as part of a hedge, straddle, "synthetic security" or other integrated investment composed of a Note and one or more other investments, or situations in which the functional currency of the holder is not the United States dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The Company has not sought any ruling from the Internal Revenue Service (the "Service") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Service will agree with such statements and conclusions. THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

         The term "United States Holder" means a holder of a Note that is, for United States federal income tax purposes, (A) a citizen or resident of the United States, (B) a corporation created or organized under the laws of the United States or of any political subdivision thereof, (C) an estate, the income of which is subject to United States federal income taxation regardless of source, or (D) a trust, if (x) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (y), in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable United States Treasury Regulations to treat such trust as a domestic trust. The term "Non-United States Holder" means a holder of a Note that is neither a United States Holder nor a partnership for United States federal income tax purposes.

         A partnership for United States federal income tax purposes is not subject to the income tax on income derived from holding the Notes. A partner of the partnership may be subject to tax on such income pursuant to rules similar to the rules for United States Holders or Non-United States Holders depending on whether (i) the partnership is a United States or a non-United States partnership, (ii) the partner is a United States or a non-United States person, and (iii) the partnership is or is not engaged in a United States trade or business to which income or gain from the Notes is effectively connected.

United States Holders

Payment of Interest

         Interest on a Note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

Market Discount and Acquisition Premium

           A United States Holder (other than a United States Holder who purchased the notes upon original issuance) may be considered to have acquired its notes with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. In this event, you are advised to consult your tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the notes. The gain on the disposition of a debt obligation acquired subsequent to its original issuance at a market discount generally is treated as ordinary income, not capital gain, to the extent of the "accrued market discount" as that term is defined below. This rule is not applicable if the market discount at the time of acquisition of the debt obligation is de minimis (less than 0.25 percent of the stated redemption price of the note multiplied by the number of complete years remaining to maturity). In the case of the notes, market discount would generally be the excess of:

         o        the issue price of the notes over

         o        the current holder's initial basis in the note.

         The accrued market discount would be the amount calculated by multiplying the market discount by a fraction:

         o the numerator of which is the number of days the note has been held by the holder, and

         o the denominator of which is the number of days after the holder's acquisition of the note up to and including the maturity date.

         If you have acquired note with "acquisition premium," i.e. at a price in excess of its face amount, this premium is generally amortizable by offsetting interest income, at your election, over the remaining term of the trust preferred security.

Sale, Exchange or Redemption of the Notes

         Upon the sale, exchange or redemption of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued and unpaid interest, which is treated as interest subject to the rules discussed above under "Payment of Interest") and (ii) such holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Note is more than one year at the time of sale, exchange or redemption.

Conversion of the Notes

         A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock, except with respect to cash received in lieu of a fractional share of Common Stock. Such holder's tax basis in the Common Stock received on conversion of a Note will be the same as such holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

         Cash received in lieu of a fractional share of Common Stock upon conversion should be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally should result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

Dividends on the Common Stock

         The amount of any distribution by the Company in respect of the Common Stock (including any liquidated damages in respect of Common Stock as described above under "Description of Notes--Registration Rights") will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the holder's tax basis in the Common Stock, and thereafter as capital gain from the sale or exchange of such stock, long-term or short-term depending on whether the holder's holding period exceeds one year.

         In general, a dividend distribution to a corporate United States Holder will qualify for the 70% dividends received deduction if the holder owns less than 20% of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate United States Holder that owns 20% or more of the voting power and value of our stock (other than any non-voting, nonconvertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject, however, to certain holding period, taxable income and other limitations.

         If at any time (i) we make a distribution of cash or property to our stockholders or purchase Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of ours, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the indenture, the conversion price of the Notes is decreased, or (ii) the conversion price of the Notes is decreased at our discretion, such decrease in conversion price may be deemed to be the payment of a taxable dividend to United States Holders of Notes (pursuant to Section 305 of the Code) to the extent of our current or accumulated earnings and profits. Such holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

Sale of Common Stock

         Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term if the United States Holder's holding period in the Common Stock is more than one year at the time of the sale or exchange. A United States Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "United States Holders--Conversion of the Notes."

Information Reporting and Backup Withholding Tax

         In general, certain information is required to be reported by a payor to the Service with respect to payments of principal, premium, if any, and interest on a Note (including the payment of liquidated damages under the Registration Rights Agreement), payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders. The payor will be required to withhold backup withholding tax at the rate of 31% if (a) the payee fails to furnish a taxpayer identification number to the payor or establish an exemption from backup withholding, (b) the Service notifies the payor that the taxpayer identification number furnished by the payee is incorrect, (c) there has been a notified payee underreporting with respect to interest or dividends described in Section 3406(c) of the Code or (d) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Service.

Non-United States Holders

Payment of Interest

         Generally, interest income of a Non-United States Holder that is not effectively connected with a United States trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate). However, interest paid on a Note by us or any paying agent to a Non-United States Holder will qualify for the "portfolio interest exemption" (provided we are not a "USRPHC" as defined below under "Non-United States Holders--FIRPTA Treatment of Non-United States Holders") and therefore, subject to the discussion of backup withholding below, will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own (pursuant to the conversion feature of the Notes or otherwise) 10% or more of the combined voting power of all classes of our stock entitled to vote, (ii) is not a controlled foreign corporation related to us actually or constructively through stock ownership, (iii) is not a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and (iv) either
(a) provides a Form W-8 (or a suitable substitute or successor form) signed under penalties of perjury that includes its name and address and certifies as to its Non-United States status in compliance with applicable law and regulations, or (b) is a securities clearing organization, bank or other financial institution that holds customers' securities (including the Note) in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute or successor form) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes us or our agent with a copy thereof.

         Treasury Regulations that become effective January 1, 2001 provide alternative methods for satisfying the certification requirement described in clause (iv) above. These Treasury Regulations also will require, in the case of Notes held by a foreign partnership, that (i) the certification described in clause (iv) above be provided by the partners rather than by the foreign partnership (unless the foreign partnership agrees to become a "withholding foreign partnership") and (ii) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

         Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or applicable successor form) to the payor.

Sale, Exchange or Redemption of the Notes

         Subject to the discussion below under "FIRPTA Treatment of Non-United States Holders," a Non-United States Holder of a Note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note (including the receipt of cash in lieu of fractional shares upon conversion of a Note into Common Stock but not including any amount representing interest or accrued market discount) unless (i) the gain is effectively connected with a United States trade or business of the Non-United States Holder or (ii) in the case of a Non-United States Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met.

Conversion of the Notes

         In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where either of the conditions described above under "Non-United States Holders--Sale, Exchange or Redemption of the Notes" is satisfied.

Sale or Exchange of Common Stock

         Subject to the discussion below under "Non-United States Holders--FIRPTA Treatment of Non-United States Holders," a Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless either of the conditions described above under "Non-United States Holders--Sale, Exchange or Redemption of the Notes" is satisfied.

FIRPTA Treatment of Non-United States Holders

         Under the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"), foreign persons generally are subject to United States federal income tax on capital gain realized on the disposition of any interest (other than solely as a creditor) in a corporation that is a United States real property holding corporation (a "USRPHC"). For this purpose, a foreign person is defined as any holder who is a foreign corporation (other than certain foreign corporations that elect to be treated as domestic corporations), a nonresident alien individual, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership. Under FIRPTA, a corporation is a USRPHC if the fair market value of the United States real property interests held by the corporation is 50% or more of the aggregate fair market value of certain assets of the corporation.

         We do not currently believe that we are a USRPHC. If we are not a USRPHC, a Non-United States Holder will not be subject to United States federal income tax imposed by FIRPTA on a sale or other disposition of the Notes or shares of Common Stock. If we are a USRPHC, a Non-United States Holder generally will not be subject to FIRPTA withholding on proceeds from a sale or other disposition of Notes or Common Stock by reason of our USRPHC status unless the holder's interest in the Notes or Common Stock exceeds the relevant threshold described below.

         Assuming the Common Stock is regularly traded, a Non-United States Holder will not be subject to FIRPTA withholding on a sale or other disposition of Common Stock unless such holder owns, actually or constructively, Common Stock with a fair market value in excess of 5% of the fair market value of all the Common Stock outstanding at any time during the shorter of the five-year period preceding such disposition or the holder's holding period. In the case of a sale or other disposition of Notes, the relevant ownership threshold depends upon whether the Notes are regularly traded. If the Notes are not regularly traded, a Non-United States Holder will be subject to FIRPTA withholding only if on the date the holder acquired such Notes they had a fair market value greater than 5% of the aggregate value of the outstanding Common Stock. If the Notes are publicly traded, a holder will be subject to FIRPTA withholding only if such holder owned more than 5% of the total fair market value of all the Notes outstanding at any time during the shorter of the five-year period preceding such disposition or the holder's holding period for such Notes.

         We believe that the Common Stock will be treated as regularly traded.

Dividends

         Distributions by us with respect to the Common Stock that are treated as dividends paid (or deemed paid), as described above under "United States Holders--Dividends on the Common Stock" to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to United States withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or applicable successor form) to the payor.

         Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under Treasury Regulations that become effective for distributions after December 31, 2000, however, a Non-United States Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. In addition, under these Treasury

Regulations, in the case of Common Stock held by a foreign partnership, the certification requirement would generally be applied to the partners of the partnership (unless the partnership agrees to become a "withholding foreign partnership") and the partnership would be required to provide certain information, including a United States taxpayer identification number. These Treasury Regulations also provide look-through rules for tiered partnerships.

Death of a Non-United States Holder

         A Note held by an individual who is a Non-United States Holder at the time of his or her death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such holder or beneficial owner did not at the time of death directly or indirectly, actually or constructively, own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of death, payments with respect to such Notes would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

         Common Stock actually or beneficially held (other than through a foreign corporation) by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

Information Reporting and Backup Withholding Tax

         United States information reporting requirements and backup withholding tax will not apply to payments on a Note to a Non-United States Holder if the statement described in "Non-United States Holders--Payment of Interest" is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a United States person.

         Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker is (i) a United States person, (ii) a foreign person that derives 50% of more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States, (iii) a controlled foreign corporation for United States federal income tax purposes or (iv) (after December 31, 2000) a foreign partnership more than 50% of the capital or profits of which is owned by one or more United States persons or which engages in a United States trade or business. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii) or (iv) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the statement described in "Non-United States Holders--Payment of Interest" or otherwise establishes an exemption.

         If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will generally not be subject to the information reporting and backup withholding requirements described in this section, provided that the payor does not have actual knowledge that the holder is a United States person. However, under the Treasury Regulations effective with respect to payments made after December 31, 2000, dividend payments will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. For more information, see the discussion above with respect to rules applicable to foreign partnerships under the Treasury Regulations that become effective on January 1, 2001.


                                  LEGAL MATTERS

         Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., of Miami, Florida, will issue an opinion about certain legal matters regarding the notes, common stock, and common stock purchase rights for us.


                                     EXPERTS

         Our consolidated balance sheets as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their report with respect thereto and have been included in this prospectus in reliance upon the authority of the firm as experts in accounting and auditing in giving such reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses of IVAX Corporation (the "Registrant") in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimated except for the Securities and Exchange Commission registration fee.

SEC Registration Fee...............................................  $  66,000
AMEX Listing Fee...................................................  $  17,500
Legal Fees and Expenses............................................  $  20,000
Accounting Fees and Expenses.......................................  $   5,000
Printing Expenses .................................................  $   5,000
Miscellaneous Expenses.............................................  $   1,500

         TOTAL FEES AND EXPENSES...................................  $ 115,000
                                                                      =========


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 607.0831 of the Florida Business Corporation Act (the "Florida Act") provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the director is liable for an improper distribution; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property.

         Section 607.0850 of the Florida Act provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer or employee or agent of the corporation, against liability incurred in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 also provides that a corporation shall have the power to indemnify any person, who was or is a party to any proceeding by, or in the right of, the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Section 607.0850 further provides that such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this provision in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which court shall deem proper. Section 607.0850 further provides that to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any of the foregoing proceedings, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Under Section 607.0850, any indemnification under the foregoing provisions, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct. Notwithstanding the failure of a corporation to provide such indemnification, and despite any contrary determination by the corporation in a specific case, a director, officer, employee or agent of the corporation who is or was a party to a proceeding may apply for indemnification to the appropriate court and such court may order indemnification if it determines that such person is entitled to indemnification under the applicable standard.

         Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

         The Registrant's bylaws provide that it shall indemnify its officers and directors and former officers and directors to the full extent permitted by law.

         The Registrant has entered into indemnification agreements with each of its officers and directors. The indemnification agreements generally provide that the Registrant will pay certain amounts incurred by an officer or director in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Registrant (derivative suits) where the individual's involvement is by reason of the fact that he was or is an officer or director. Under the indemnification agreements, an officer or director will not receive indemnification if such person is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant. The agreements provide a number of procedures and presumptions used to determined the officer's or director's right to indemnification and include a requirement that in order to receive an advance of expenses, the officer or director must submit an undertaking to repay any expenses advanced on his behalf that are later determined he was not entitled to receive.

         The Registrant's directors and officers are covered by insurance policies indemnifying them against certain liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the Exchange Act), which might be incurred by them in such capacities.

ITEM 16.    EXHIBITS

         The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

         Exhibits                      Description
         --------                      -----------

            4.1 Indenture, dated as of May 12, 2000, between the Registrant and U.S. Bank Trust, National Association, as Trustee.

            4.2 Form of 5.5% Convertible Senior Subordinated Notes due 2007 in Global Form (included as Exhibit A to Exhibit
                        4.1 hereto).

            4.3 Registration Rights Agreement dated as of May 12, 2000 by and between the Registrant and UBS Warburg L.L.C. and ING Barings L.L.C.

            4.4 Rights Agreement dated December 19, 1997, between the Registrant and ChaseMellon Shareholder Services, L.L.C. with respect to the IVAX Corporation Shareholder Rights Plan (incorporated by reference to exhibit 4.3 to IVAX Corporation's Annual Report on Form 10-K for the year ended December 31, 1999 filed on March 30, 2000).

            5           Opinion of Stearns Weaver Miller Weissler Alhadeff &
                        Sitterson, P.A.

            12 Statement regarding Computation of Ratio of Earnings to Fixed Charges.

            23.1        Consent of Arthur Andersen LLP.

            23.2 Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5).

            24          Power of Attorney (included on signature page hereto).

            25 Form T-1: Statement of Eligibility of U.S. Bank Trust National Association to act as trustee under the Indenture.


ITEM 17.    UNDERTAKINGS

     (a)    The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                  (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 % change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (e) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 7th day of August, 2000.

                                       IVAX CORPORATION

                                       By: /s/ Phillip Frost, M.D.
                                           -------------------------------
                                           Phillip Frost, M.D.
                                           Chairman of the Board and Chief
                                           Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Thomas E. Beier his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including, without limitation, any post-effective amendments, to this Registration Statement, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or their or his substitutes or resubstitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by each of the following persons in the capacities and on the dates indicated.

SIGNATURE                     TITLE                             DATE
---------                     -----                             ----


/s/Phillip Frost, M.D.        Chairman of the Board, Chief      August 7, 2000
--------------------------    Executive Officer
Phillip Frost, M.D.           (Principal Executive Officer)
                              and Director


/s/Thomas E. Beier            Senior Vice President - Finance   August 7, 2000
--------------------------    and Chief Financial Officer
Thomas E. Beier               (Principal Financial Officer)


/s/Thomas E. McClary          Vice President - Accounting       August 7, 2000
--------------------------    (Principal Accounting Officer)
Thomas E. McClary

/s/Mark Andrews               Director                          August 7, 2000
--------------------------
Mark Andrews


/s/Ernest Biekert, Ph.D.      Director                          August 7, 2000
--------------------------
Ernest Biekert, Ph.D.


/s/Charles M. Fernandez       Director                          August 7, 2000
--------------------------
Charles M. Fernandez


/s/Jack Fishman, Ph.D.        Director                          August 7, 2000
--------------------------
Jack Fishman, Ph.D.


/s/Neil Flanzraich            Director, President and           August 7, 2000
--------------------------    Vice Chairman of the Board
Neil Flanzraich


/s/Jane Hsiao, Ph.D.          Director, Vice-Chairman of        August 7, 2000
--------------------------    the Board, Chief Technical
Jane Hsiao, Ph.D.             Officer


                              Director and Deputy Chief
--------------------------    Executive Officer
Isaac Kaye

                                INDEX TO EXHIBITS


         Exhibits       Description
         --------       -----------

            4.1 Indenture dated as of May 12, 2000 between the Registrant and U.S. Bank Trust, National Association, as Trustee.

            4.2 Form of 5.5% Convertible Senior Subordinated Notes due 2007 in Global Form (included as Exhibit A to Exhibit
                        4.1 hereto).

            4.3 Registration Rights Agreement dated as of May 12, 2000 by and between the Registrant and UBS Warburg L.L.C. and ING Barings L.L.C.

            5           Opinion of Stearns Weaver Miller Weissler Alhadeff &
                        Sitterson, P.A.

            12 Statement regarding Computation of Ratio of Earnings to Fixed Charges.

            23.1        Consent of Arthur Andersen LLP.

            23.2 Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5).

            24          Power of Attorney (included on signature page hereto).

            25 Form T-1: Statement of Eligibility of U.S. Bank Trust National Association to act as trustee under the Indenture.